Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of April 12, 2016 (the “Effective Date”) by and between Accelerize Inc., a Delaware corporation (the “Company”), and Anthony Mazzarella (“Employee”). Company and Employee may hereinafter be collectively referred to as the Parties and individually as a Party.

1.     Term. The Company employs Employee, subject to the terms and conditions of this Agreement, through the earlier of April 11, 2021 or such date as this Agreement shall terminate or expire as provided herein (the “Term”).

2.     Duties. Employee shall be employed in the position of Executive Vice President and Chief Financial Officer of the Company, and shall work at the Company’s office location in Washington State. Employee shall (a) perform all duties incident to such offices (b) be responsible, subject to the direction of the board of directors of the Company (the “Board”), for the management and business of the Company, and (c) perform such other tasks, consistent with Employee’s position with the Company, as may from time to time be assigned to Employee by the Board. Employee shall devote substantially all of Employee’s business time, labor, skill, and best ability to the performance of Employee’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. During the Term, Employee may serve on corporate, civic or charitable boards or committees and manage personal investments, so long as such activities do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder. The Company acknowledges and approves of the fact that Employee currently serves on three corporate boards and is a principal in Edgewater Ventures, LLC.

3.     Compensation. During the Term, Employee shall receive a minimum annual base salary (as adjusted in accordance with the terms hereof, the “Annual Base Salary”) of Three Hundred Thousand Five Hundred Dollars ($300,500). If, during the Term, any Company senior executive receives an annual base salary (excluding any bonuses or commissions) greater than Employee’s then current Annual Base Salary, the Annual Base Salary shall be increased to Three Hundred Sixty Thousand Dollars ($360,000). Employee shall receive an annual raise on each January 1 during the Term equal to three percent (3%) of the Annual Base Salary. In addition, the Board may in its sole discretion authorize annual raises in amounts exceeding three percent (3%) of the Annual Base Salary as it may deem appropriate. The Board may in its sole discretion authorize annual bonuses in such amounts and on such terms as it may deem appropriate, not to exceed thirty percent (30%) of the Annual Base Salary. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable withholding and other taxes. If any payment is not made as specified herein because the Board determines in its sole discretion that the financial condition of the Company would make such a payment imprudent, the unpaid portion will accrue, and be due and owing to Employee. Such accruals will be paid to Employee in their entirety but without interest upon the earlier of: (a) the end of the Term, or (b) the Board’s decision approving the payment of such accrued amounts.

4.     Additional Benefits.

(a)   Business Expenses. The Company shall reimburse Employee for all reasonable and properly documented business expenses incurred by Employee in connection with Employee’s employment by the Company, including but not limited to Employee’s monthly cell phone charges for business related calls and emails.

(b)   Benefit Plans and Programs. During the Term, the Company shall pay one hundred percent (100%) of Employee’s health insurance premiums.

(c)   Stock Option Plan. Employee shall, to the extent Employee is otherwise eligible, be entitled to participate in the Company’s stock option plan (the “Stock Option Plan”); provided that any grant of options shall be subject to vesting and other terms and conditions as may be determined by the Board.

5.     Illness or Disability. If, because of Employee’s illness or other disability for a continuous period of more than 45 days, Employee is unable to render the services required by the Company as provided herein, the Company may terminate Employee’s employment hereunder by written notice to Employee at least 30 days in advance of such termination. Upon such termination Employee shall not be entitled to any further payments of any nature, except for payment of (a) any earned but unpaid Annual Base Salary, (b) any unpaid bonuses and (c) unreimbursed business expenses (collectively, “Payable Amounts”). All Payable Amounts shall become due and payable on the date of such termination.

6.    Death. In the event of Employee’s death this Agreement shall terminate and Company shall be under no obligation to make any further payments whatsoever under this Agreement, except that Employee’s executors, administrators, or other legal representatives shall be entitled to receive any Payable Amounts.

7.     Termination of Employment.

(a)   Termination Without Cause. During the Term, this Agreement and Employee’s employment may be terminated by Company without Cause (as hereinafter defined) by giving thirty (30) days’ prior written notice of such termination to Employee. Relocation of Employee’s primary office location more than 50 miles from its current location will constitute Termination Without Cause. In the event that the Company terminates Employee’s employment without Cause during the Term, the Company shall, subject to Employee’s execution and delivery of a general release in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A, and Employee’s compliance with the terms of this Agreement, pay to Employee a severance payment equal to the Annual Base Salary, payable in accordance with the Company’s normal payroll practices (or, at the Company's option, in one lump sum payment, discounted to present value using a 5% discount rate). Notwithstanding anything in the foregoing to the contrary, Employee will be entitled to such payments only if Employee has complied in full with the terms of this Agreement following Employee’s termination (e.g., Confidentiality, Return of Property obligations, etc.). In addition, in the event that the Company terminates Employee’s employment without Cause during the Term (i) Employee shall be entitled to receive all Payable Amounts (which shall become due and payable on the date of termination) and (ii) all of Employee’s unvested options issued under the Company’s Stock Option Plan, bonuses and other compensation shall vest on the date of termination, notwithstanding language contained in Employee’s stock option agreement.

(b)   Termination with Cause. During the Term, this Agreement and Employee’s employment may be terminated by the Company for Cause. In such event, the Company shall have no liability for any further payments to Employee (including, without limitation, Annual Base Salary or benefits), provided that Employee shall be entitled to receive all Payable Amounts (which shall become due and payable on the date of termination). “Cause” shall mean Employee’s:

(i)

failure or refusal to perform, or any misconduct in the performance of, any material portion of Employee’s obligations, duties and responsibilities under this Agreement, which (A) is incapable of cure or (B) has not been cured or remedied as promptly as is reasonably possible (and in any event within forty-five (45) days) after written notice from the Company to Employee specifying in reasonable detail the nature of such failure, refusal or misconduct;

(ii)

material breach of this Agreement which (A) is incapable of cure, or (B) has not been cured or remedied promptly (and in any event within forty-five (45) days) after written notice from the Company to Employee specifying in reasonable detail the nature of such breach; or

(iii)	commission of a felony or of any other crime which materially and adversely affects the Company or its business or operations.

8.     Restrictions. Employee acknowledges that the business in which the Company is engaged is highly competitive, and that Employee is a key executive of the Company. Employee further acknowledges that Employee will acquire extensive confidential information and knowledge of the business of the Company, and will develop relationships with, and/or acquire knowledge of, customers, clients, employees, sales agents, middlemen and suppliers of or to the Company and its subsidiaries and affiliates. In light of the foregoing, Employee agrees as follows:

(a)   Confidentiality.

(i) During the Term and thereafter for a period of three (3) years, Employee agrees to hold in strictest confidence, and not to use, except for the benefit of the Company and within the scope of Employee’s employment, or to disclose (except as required by law) to any person or entity, any Confidential Information of the Company. Employee understands that “Confidential Information” means (1) any and all information, in whatever form, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory, received by Employee or generated by Employee on behalf of the Company relating to the current or prospective business, research and development activities, products, technology, strategy, organization and/or finances of the Company, or of third parties (including affiliates, vendors, suppliers and customers) with which the Company has a business relationship and (2) any other information, in whatever form, designated by the Company as confidential, in either case, whether disclosed to, or obtained by, Employee prior or subsequent to the date of this Agreement. Confidential Information shall include without limitation customer lists, database information, samples, demonstration models or materials and other embodiments of products or prospective products, software and other technology, projections, existing and proposed projects or experiments, processes and methodologies and trade secrets and all Developments, as defined below, but excluding (A) information that the Company deliberately and voluntarily makes publicly available and (B) information disclosed by Employee to comply with a court, or other lawful compulsory, order compelling Employee to do so, provided Employee gives the Company prompt notice of the receipt of such order and disclosure is limited only to disclosure necessary for such purpose. Employee specifically acknowledges that: the Confidential Information derives independent economic value from not being readily known to, or ascertainable by proper means by, others; that the Company has expended considerable sums and efforts to develop such Confidential Information; reasonable efforts have been made by the Company to maintain the secrecy of such information; and that such information is the sole property of the Company or its affiliates, vendors, suppliers, or customers and that any retention, use or disclosure of such Confidential Information by Employee during the Term (except in the course of performing Employee’s duties under this Agreement) or any time thereafter, shall constitute a violation of this Agreement and the misappropriation of the trade secrets and Confidential Information of the Company or its affiliates, vendors, suppliers, or customers.

(ii) Employee recognizes that the Company has received and in the future will receive Confidential Information of and from other companies subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in performing Employee’s duties under this Agreement and in a manner consistent with the Company's obligations to such companies.

(iii) Employee agrees that all Confidential Information, in any form, shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of Employee’s employment, or at any other time that the Company may request, Employee shall deliver all Confidential Information in Employee’s control to the Company or, if instructed to do so by the Company, Employee will delete or destroy all Confidential Information in Employee’s control.

(b)   Assignment of Work Product.

(i) If at any time during the Term or thereafter, Employee has made or shall make (either alone or with others, and whether before or after the date of this Agreement), conceive, create, discover, invent or reduce to practice any invention, design, development, improvement, process, software program, work of authorship, or technique, in whole or in part, or which results from any work which Employee may do for or at the request of the Company, whether or not conceived by Employee while on holiday, on vacation, or off the premises of the Company, whether or not patentable or registrable under copyright or similar laws (herein called “Developments”) that (a) relate to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or (b) result directly or indirectly from tasks assigned to Employee by the Company or (c) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and all rights and interests therein and all records relating to such Developments shall be the sole and absolute property of the Company. Employee shall promptly disclose to the Company each such Development and Employee shall deliver to the Company all records relating to each such Development. Employee hereby assigns any rights (including, but not limited to, any rights under patent law and copyright law or other similar laws) that Employee may have or acquire in the Developments to the Company, without further compensation. Where applicable, all Developments which are copyrightable works shall be works made for hire. To the extent any such work of authorship may not be deemed to be a work made for hire, Employee agrees to, and does hereby, irrevocably, perpetually and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work without further compensation.

(ii) Employee will, during the Term and at all times thereafter, at the request and cost of the Company, promptly sign all such assignments, applications and other documents, and take such other actions, as the Company and its duly authorized agents may reasonably require: (A) to evidence the Company’s ownership of any Development and to apply for, obtain, register and vest in the name of the Company, or renew, patents, copyrights, trademarks or other similar rights for any Development in any country throughout the world and (B) to initiate or defend any judicial, administrative or other proceedings in respect of such patents, copyrights, trademarks or other similar rights.

(iii) In the event the Company is unable, after reasonable effort, to secure Employee’s signature for such purposes for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact, to act for and in Employee’s name, behalf and stead, to execute and file any such assignments, applications or other documents and to do all other lawfully permitted acts to further the obtaining and protection of such patents, copyright or trademark registrations or other rights with the same legal force and effect as if executed by Employee.

(iv) Employee represents and warrants that (A) Employee does not have any pre-existing inventions that relate to the business of the Company and all inventions that Employee has made and owns the intellectual property rights to as of the Effective Date that relate to the business of the Company shall be considered Developments and are subject to the terms of Section 8(b) and (B) all Developments that Employee has developed or with respect to which Employee has been associated while employed by the Company are the sole property of the Company and that there are no other claims or ownership rights in such property with respect to any other party.

(c)    Return of Property. Upon the termination of the Employee’s employment or at any other time upon written request by the Company, Employee shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions for such materials in Employee’s possession or control) belonging to the Company, including, without limitation, all Developments and/or Confidential Information and anything relating thereto.

(d)   For the purposes of this Section 8, “Company” shall mean the Company and its subsidiaries and controlled affiliates.

9.     General.

(a)   Cooperation. During the Term and for six (6) years thereafter, Employee agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which Employee was involved during Employee’s employment with the Company or to which Employee had knowledge based on Employee’s employment with the Company.

(b)   Notices. Any notice or any other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given (i) when delivered by personal delivery or by nationally recognized overnight courier; or (ii) two days after sending by registered mail, postage prepaid, return receipt requested, to the party entitled thereto at the address stated below.

(A)      To Company:

20411 SW Birch St. Suite 250

Newport Beach, CA 92660

Attn: Brian Ross

(B)      To Anthony Mazzarella:

282 Davison Head Drive

Friday Harbor, WA 98250

(c)   No Conflict. Employee represents that Employee’s performance of all of the terms of this Agreement does not and will not conflict with or breach any agreement Employee has with any other party.

(d)   Waivers. Any waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of this Agreement or of any subsequent breach of such provision or any other provision.

(e)   Survival of Terms. Employee’s obligations under Section 8 of this Agreement shall survive the termination of this Agreement for any reason whatsoever regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

(f)    Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors or assigns.

(g)   Scope of Restrictions. Employee agrees that the unenforceability of any one clause of this Agreement shall in no way impair the enforceability of any of the other clauses. If any of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, the parties hereto agree that such provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent legally permissible.

(h)   Remedies. Employee agrees that any breach or threatened breach of Section 8 of this Agreement would result in irreparable harm to the Company; therefore, in addition to its other remedies at law or in equity, the Company shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of Section 8, without the posting of any bond.

(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of law provisions.

(j)    Dispute Resolution.     If any dispute arises under this Agreement, the Parties agree to first attempt to resolve the dispute through the use of a mutually agreed upon mediator located in Los Angeles County, California. Any costs and fees other than attorney’s fees associated with the mediation shall be shared equally by the parties. If it proves impossible following a reasonable period to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in Los Angeles County, California. The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with proper jurisdiction.

(k)   Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof (except with respect to the Company’s stock options) and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral). The parties agree that the Stock Option Plan governs the terms of the Company’s stock options and if any provisions of this Agreement conflict with the terms of the Stock Option Plan, the terms of the Stock Option Plan shall govern. This Agreement may be amended or modified only by a written agreement executed by the Company and Employee.

(l)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Anthony Mazzarella
Anthony Mazzarella

ACCELERIZE INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	Chief Executive Officer

Exhibit A

GENERAL RELEASE OF CLAIMS

In consideration of _____ ($_____) to be paid to the undersigned by Accelerize Inc., I, the undersigned, on behalf of myself and my heirs, executors, administrators and assigns, hereby release and forever discharge Accelerize Inc. (“Accelerize”) and its parents, subsidiaries and affiliates, and each of their respective shareholders, partners, directors, officers, employees, agents, counsels, successors and assigns (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, salary, reimbursement or other compensation, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which I now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of my employment or the termination of my employment with Accelerize. This General Release of Claims does not apply to (1) any claims that arise after I sign this General Release of Claims or (2) any claims which may not be waived or released as a matter of law.

I agree that I will indemnify and hold harmless any Released Parties for any cost or expense suffered by such party in connection with any demand, claim or legal action which I may file with regard to any subject matter within the scope of this General Release of Claims. This remedy shall be in addition to and not in lieu of any other remedy to which any Released Party may be entitled under applicable law.

I agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the fact or terms of this General Release of Claims.

Accelerize has informed me that in connection with this General Release I have the right to, and should consult with an attorney of my choosing, and that I have twenty-one (21) days after receiving this General Release of Claims to decide whether or not to sign it. In addition, I have seven (7) days after signing this General Release of Claims to revoke my signature before it becomes effective. If I wish to revoke my signature, I should do so in writing addressed and delivered to Damon Stein, the General Counsel of Accelerize before the end of the seven-day revocation period.

This release is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the State of California. I agree that all disputes arising under or out of this General Release shall be brought exclusively in courts of competent jurisdiction within the State of California and I hereby consent to jurisdiction in such courts with respect to all matters arising out of or related to this General Release of Claims.

________________________________     Dated: ______________, ___

Agreed and Acknowledged,

Accelerize Inc.

By: ______________________________________

Name:

Title: